Exhibit 99.1

For Immediate Release
November 3, 2023

NW Natural Holdings Reports Third Quarter 2023 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported a net loss of $23.7 million ($0.65 per share) for the third quarter of 2023, compared to a net loss of $19.6 million ($0.56 per share) for the same period in 2022
•Reported net income of $49.2 million ($1.37 per share) for the first nine months of 2023, compared to earnings of $38.4 million ($1.14 per share) for the same period in 2022
•Added over 33,000 gas and water utility connections in the last 12 months for a growth rate of 4.0% as of September 30, 2023 mainly driven by strong water acquisitions
•Invested over $240 million in our utility systems in the first nine months of 2023 for continued safety and reliability
•Received approval in Oregon and Washington for new rates related to NW Natural's Purchased Gas Adjustment (PGA) mechanism, which includes estimated gas costs for the upcoming winter heating season. Residential rates in Oregon and Washington declined 9% and 14%, respectively
•Closed several acquisitions, notably a water utility in a high-growth suburb of Phoenix, Arizona and our second water services business headquartered in Oregon
•Increased our dividend for the 68th consecutive year to an annual indicated dividend rate of $1.95 per share
•Reaffirmed 2023 earnings guidance in the range of $2.55 to $2.75 per share

"We continue to execute on our strategy and growth opportunities," said David H. Anderson, CEO of NW Natural Holdings. "Customers are paying 8% less for their natural gas bill now than they did 15 years ago. We're excited to continue passing back gas cost savings to our customers and at the same time continue to invest in our system to meet customers' needs for today and tomorrow. Related to our water and wastewater utilities, we continue to close transactions and grow that business. I'm proud of our achievements and our long-term growth prospects."

For the third quarter of 2023, the Company reported a net loss of $23.7 million (or $0.65 per share), compared to a $19.6 million (or $0.56 per share) net loss for the same period in 2022. The third quarter reflects the seasonal nature of the gas utility's earnings where the majority of revenues are generated during the winter heating season in the first and fourth quarters each year. Results reflected lower asset management revenues and higher interest expense.

Net income increased $10.9 million to $49.2 million (or $1.37 per share) for the first nine months of 2023, compared to $38.4 million (or $1.14 per share) for the same period in 2022. Results reflected new rates in Oregon and Washington for our natural gas utility, customer growth and lower pension expense, partially offset by higher operations and maintenance expenses and interest expense.

KEY EVENTS AND INITIATIVES

Water and Wastewater Utilities
In October 2023, NW Natural Water closed its acquisition of Rose Valley Water Company in Peoria, Arizona, a major suburb northwest of Phoenix. The acquisition adds 2,400 customers and provides NW Natural Water an opportunity to enter a high-growth region. In September 2023, we received regulatory approval from the Arizona Corporate Commission to acquire Truxton and Cerbat Water located in Kingman, Arizona. NW Natural Water expects to close the Truxton and Cerbat acquisition in the coming weeks adding nearly 1,400 water utility connections. Today NW Natural Water serves over 164,000 people through approximately 66,000 connections across five states.

1

NW Natural Water Launches a Water Operations & Maintenance Services Business
The operations and maintenance services business portion of the Hiland Water transaction closed in October 2023. Hiland supports approximately 6,400 connections across Oregon. NW Natural Water now provides services to over 16,000 connections. NW Natural Water launched its services business in April 2023. This business provides operations and maintenance services to water and wastewater system owners and works to create value by leveraging shared personnel, technology and expertise to support delivery of clean, reliable water at a reasonable cost.

THIRD QUARTER RESULTS
We primarily operate through our natural gas distribution segment, which is operated through a regulated utility and principally engaged in the delivery of natural gas to customers in Oregon and southwest Washington. The segment also includes the portion of the Mist underground storage facility used to serve gas utility customers, the North Mist gas storage expansion, and RNG development and procurement for the utility.

Other business activities are reported through other results and primarily include Interstate Storage Services and third-party asset management services for the Mist facility in Oregon; NW Natural Water, which holds our water and wastewater utility operations and continues to pursue acquisitions in the water and wastewater sector; and NW Natural Renewables, which is a competitive renewable fuels business.

The following financial comparisons are for the third quarter of 2023 and 2022 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' third quarter results are summarized by business segment in the table below:

	Three Months Ended September 30,
	2023		2022		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Natural Gas Distribution segment	$(24,160)	$(0.66)	$(23,016)	$(0.66)	$(1,144)	$—
Other	473	0.01	3,429	0.10	(2,956)	(0.09)
Consolidated	$(23,687)	$(0.65)	$(19,587)	$(0.56)	$(4,100)	$(0.09)

Diluted Shares		36,214		34,939		1,275

Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $1.1 million primarily reflecting higher operating expenses and interest expense, partially offset by new rates in Oregon and Washington that went into effect on Nov. 1, 2022 and higher interest income.

Margin increased $5.3 million primarily due to new rates, which contributed $4.0 million; a $0.8 million higher gain from the Oregon gas cost incentive sharing mechanism due to lower than estimated gas costs; and customer growth of $0.6 million.

Operations and maintenance expense increased $5.5 million as a result of higher payroll costs; information technology costs; contractor labor; and the amortization of deferrals approved in the rate case, which is offset by revenues.

Depreciation and general taxes collectively increased by $0.8 million.

Other income, net reflected a benefit of $3.2 million primarily from interest income from invested cash, higher equity Allowance for Funds Used During Construction (AFUDC), and lower pension expense.

Interest expense increased $3.3 million due to higher long-term debt balances and rates.

Other
Other net income decreased $3.0 million (or $0.09 per share) reflecting lower net income from NW Natural Holdings' other businesses primarily as a result of higher interest expense and lower asset management revenues from NW Natural.

YEAR-TO-DATE RESULTS
The following financial comparisons are for the first nine months of 2023 and 2022 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Nine Months Ended September 30,
	2023		2022		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural Gas Distribution segment	$47,520	$1.32	$32,531	$0.97	$14,989	$0.35
Other	1,708	0.05	5,836	0.17	(4,128)	(0.12)
Consolidated	$49,228	$1.37	$38,367	$1.14	$10,861	$0.23

Diluted Shares		35,980		33,539		2,441
Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $15.0 million (or $0.35 per share) reflecting new rates in Oregon and Washington that went into effect on Nov. 1, 2022, partially offset by higher operating expenses.

Margin increased $46.1 million primarily due to new rates, which contributed $36.2 million; a $4.8 million higher gain from the Oregon gas cost incentive sharing mechanism due to lower than estimated gas costs; and customer growth over the last 12 months contributed $3.1 million.

Operations and maintenance expense increased $22.6 million as a result of higher payroll costs, information technology costs, contractor labor, higher bad debt expense, and the amortization of deferrals approved in the rate case, which is offset by revenues.

Depreciation and general taxes collectively increased by $7.3 million due to additional capital investments in the distribution system including several significant information technology projects that were placed into service in September 2022.

Other income, net reflected a benefit of $8.9 million primarily from lower pension expense, interest income from invested cash, and higher equity AFUDC.

Interest expense increased $9.4 million due to higher long-term debt balances and rates.

Other
Other net income decreased $4.1 million (or $0.12 per share) reflecting lower net income from NW Natural Holdings' other businesses as a result of higher interest expense.

BALANCE SHEET AND CASH FLOWS
During the first nine months of 2023, the Company generated $301.5 million in operating cash flows, compared to $166.0 million for the same period in 2022. The Company used $250.5 million in investing activities during the first nine months of 2023 primarily for natural gas utility capital expenditures, compared to $257.0 million used in investing activities during the same period in 2022. Net cash provided by financing activities was $79.5 million for the first nine months of 2023, compared to $184.2 million during the same period in 2022. As of September 30, 2023, NW Natural Holdings held cash of $156.6 million.

2023 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings is reaffirming 2023 earnings guidance in the range of $2.55 to $2.75 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. NW Natural Holdings' long-term earnings per share growth rate target is 4% to 6% compounded annually from 2022 through 2027.

DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of 48.75 cents per share on the Company’s common stock. The dividend is payable on November 15, 2023 to shareholders of record on October 31, 2023. The Company's current indicated annual dividend rate is $1.95 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its third quarter 2023 financial and operating results.

Date and Time:	Friday, November 3, 2023 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-833-470-1428 Canada 1-833-950-0062 International 1-929-526-1599 Passcode 463956
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), and +44-204-525-0658 (international). The replay access code is 243492.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests.

We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® in 2022 and 2023 as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. Learn more in our latest ESG Report at nwnatural.com/about-us/the-company/sustainability.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 795,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. Today NW Natural Water serves over 164,000 people through approximately 66,000 meters and provides operation and maintenance services to an additional 16,000 connections. Learn more about our water business at nwnaturalwater.com.

NW Natural Renewables is a competitive business committed to leading in the energy transition by providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157

Email: david.roy@nwnatural.com

Forward-Looking Statements
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, continued expansion of service territories, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, including the construction of RNG facilities, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water and wastewater acquisitions, partnerships, and investment strategy and financial effects of water and wastewater acquisitions, expected growth and safety benefits of facility upgrade investments, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, future dividends, commodity costs and sourcing, asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of epidemics and pandemics, and any resulting economic disruption therefrom, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others, outline legal, regulatory and legislative risks, epidemics and pandemics risks, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, and environmental risks.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares. Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables above.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Third Quarter 2023
	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2023	2022	Change	2023	2022	Change	2023	2022	Change
Operating revenues	$141,479	$116,839	21%	$841,761	$662,100	27%	$1,217,014	$956,190	27%

Operating expenses:
Cost of gas	49,180	36,105	36	357,362	261,413	37	525,584	375,058	40
Operations and maintenance	61,524	50,745	21	200,160	161,405	24	263,422	216,065	22
Environmental remediation	1,032	980	5	8,547	7,950	8	12,986	11,796	10
General taxes	10,577	9,572	10	35,685	30,665	16	46,051	39,954	15
Revenue taxes	5,523	4,437	24	33,750	26,037	30	49,539	38,551	29
Depreciation	30,061	29,026	4	92,819	85,565	8	123,961	114,420	8
Other operating expenses	1,159	901	29	3,664	2,815	30	4,470	3,918	14
Total operating expenses	159,056	131,766	21	731,987	575,850	27	1,026,013	799,762	28
Income (loss) from operations	(17,577)	(14,927)	18	109,774	86,250	27	191,001	156,428	22
Other income (expense), net	5,004	1,636	206	13,228	908	1357	13,523	(3,296)	(510)
Interest expense, net	19,406	13,054	49	56,676	36,156	57	73,767	47,313	56
Income (loss) before income taxes	(31,979)	(26,345)	21	66,326	51,002	30	130,757	105,819	24
Income tax expense (benefit)	(8,292)	(6,758)	23	17,098	12,635	35	33,593	26,924	25
Net income (loss)	$(23,687)	$(19,587)	21	$49,228	$38,367	28	$97,164	$78,895	23

Common shares outstanding:
Average diluted for period	36,214	34,939		35,980	33,539		35,814	32,911
End of period	36,576	35,098		36,576	35,098		36,576	35,098

Per share of common stock information:
Diluted earnings	$(0.65)	$(0.56)		$1.37	$1.14		$2.71	$2.40
Dividends paid per share	0.4850	0.4825		1.4550	1.4475		1.9400	1.9300
Book value, end of period	33.34	31.94		33.34	31.94		33.34	31.94
Market closing price, end of period	38.16	44.91		38.16	44.91		38.16	44.91

Capital structure, end of period:
Common stock equity	42.0%	43.1%		42.0%	43.1%		42.0%	43.1%
Long-term debt	49.0%	49.5%		49.0%	49.5%		49.0%	49.5%
Short-term debt (including current maturities of long-term debt)	9.0%	7.4%		9.0%	7.4%		9.0%	7.4%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	795,754	790,511	0.7%	795,754	790,511	0.7%	795,754	790,511	0.7%
Volumes in therms:
Residential and commercial sales	55,555	53,929		509,197	495,303		780,486	742,469
Industrial sales and transportation	103,139	104,632		348,912	360,197		474,460	491,743
Total volumes sold and delivered	158,694	158,561		858,109	855,500		1,254,946	1,234,212
Operating Revenues
Residential and commercial sales	$98,327	$78,459		$705,016	$552,858		$1,033,528	$812,729
Industrial sales and transportation	20,828	19,581		73,210	60,380		99,640	80,207
Other distribution revenues	737	351		3,715	1,367		4,292	1,796
Other regulated services	4,732	4,904		14,167	14,722		19,073	19,488
Total operating revenues	124,624	103,295		796,108	629,327		1,156,533	914,220
Less: Cost of gas	49,235	36,258		357,530	261,678		525,713	375,379
Less: Environmental remediation expense	1,032	975		8,547	7,945		12,991	11,791
Less: Revenue taxes	5,425	4,375		33,559	25,907		49,279	38,364
Margin, net	$68,932	$61,687		$396,472	$333,797		$568,550	$488,686
Degree days:
Average (25-year average)	10	9		1,629	1,640		2,675	2,692
Actual	—	—	—%	1,658	1,591	4%	2,779	2,522	10%
Percent colder (warmer) than average weather	(100)%	(100)%		2%	(3)%		4%	(6)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	September 30,
In thousands	2023	2022
Assets:
Current assets:
Cash and cash equivalents	$156,616	$108,556
Accounts receivable	51,999	50,850
Accrued unbilled revenue	24,626	16,857
Allowance for uncollectible accounts	(2,312)	(2,171)
Regulatory assets	108,525	104,830
Derivative instruments	23,454	62,710
Inventories	94,585	98,725
Other current assets	49,947	41,414
Total current assets	507,440	481,771
Non-current assets:
Property, plant, and equipment	4,468,602	4,207,328
Less: Accumulated depreciation	1,189,968	1,166,150
Total property, plant, and equipment, net	3,278,634	3,041,178
Regulatory assets	312,665	301,660
Derivative instruments	6,188	8,008
Other investments	104,562	96,569
Operating lease right of use asset, net	71,477	73,145
Assets under sales-type leases	130,952	135,480
Goodwill	152,399	74,732
Other non-current assets	100,801	88,169
Total non-current assets	4,157,678	3,818,941
Total assets	$4,665,118	$4,300,712
Liabilities and equity:
Current liabilities:
Short-term debt	$71,000	$141,000
Current maturities of long-term debt	190,728	50,614
Accounts payable	99,326	118,274
Taxes accrued	17,120	18,080
Interest accrued	13,940	11,086
Regulatory liabilities	88,376	111,551
Derivative instruments	46,603	19,594
Operating lease liabilities	1,815	1,361
Other current liabilities	61,149	39,796
Total current liabilities	590,057	511,356
Long-term debt	1,424,572	1,287,006
Deferred credits and other non-current liabilities:
Deferred tax liabilities	375,917	349,633
Regulatory liabilities	683,262	663,547
Pension and other postretirement benefit liabilities	145,991	160,196
Derivative instruments	21,085	18,824
Operating lease liabilities	77,475	78,469
Other non-current liabilities	127,219	110,825
Total deferred credits and other non-current liabilities	1,430,949	1,381,494
Equity:
Common stock	851,288	786,094
Retained earnings	373,231	345,570
Accumulated other comprehensive loss	(4,979)	(10,808)
Total equity	1,219,540	1,120,856
Total liabilities and equity	$4,665,118	$4,300,712

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In thousands	2023	2022
Operating activities:
Net income	$49,228	$38,367
Adjustments to reconcile net income to cash provided by operations:
Depreciation	92,819	85,565
Regulatory amortization of gas reserves	2,532	4,527
Deferred income taxes	6,678	7,759
Qualified defined benefit pension plan (benefit) expense	(1,823)	4,013
Deferred environmental expenditures, net	(14,887)	(14,437)
Environmental remediation expense	8,547	7,950
Asset optimization revenue sharing bill credits	(10,471)	(41,102)
Other	18,079	16,640
Changes in assets and liabilities:
Receivables, net	182,297	114,755
Inventories	(6,484)	(41,463)
Income and other taxes	8,770	19,447
Accounts payable	(39,695)	(30,010)
Deferred gas costs	(8,678)	(1,785)
Asset optimization revenue sharing	18,667	17,629
Decoupling mechanism	(12,328)	7,124
Cloud-based software	(12,316)	(17,332)
Other, net	20,568	(11,686)
Cash provided by operating activities	301,503	165,961
Investing activities:
Capital expenditures	(242,747)	(251,842)
Acquisitions, net of cash acquired	(3,248)	(2,352)
Other	(4,525)	(2,810)
Cash used in investing activities	(250,520)	(257,004)
Financing activities:
Proceeds from common stock issued, net	40,955	190,929
Long-term debt issued	330,000	290,000
Long-term debt retired	(50,000)	—
Changes in other short-term debt, net	(187,200)	(248,500)
Cash dividend payments on common stock	(50,114)	(46,434)
Other	(4,108)	(1,802)
Cash provided by financing activities	79,533	184,193
Increase in cash, cash equivalents and restricted cash	130,516	93,150
Cash, cash equivalents and restricted cash, beginning of period	40,964	27,120
Cash, cash equivalents and restricted cash, end of period	$171,480	$120,270

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$51,970	$31,774
Income taxes paid, net of refunds	18,963	2,106

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$156,616	$108,556
Restricted cash included in other current and non-current assets	14,864	11,714
Cash, cash equivalents and restricted cash	$171,480	$120,270